Exhibit 10.1

MANAGEMENT AGREEMENT

[FANTEX HOLDINGS, INC. SERVICES TO FANTEX, INC.]

THIS MANAGEMENT AGREEMENT is entered into on July 10, 2013 by and between Fantex Holdings, Inc., a Delaware corporation (“Holdings”), and Fantex, Inc., an Delaware corporation (“Fantex”).

RECITALS

WHEREAS, Fantex’s business consists of: (a) researching, targeting and accessing key brands of individuals such as professional athletes and entertainers that have the potential to transcend the core careers of the individual person and survive in perpetuity; (b) acquiring ownership rights in key brands purchased at a negotiated price; and (c) enriching its acquired brands via marketing, advertising and strategic partnering (the “Business”);

WHEREAS, Fantex requires certain administrative capabilities and services in connection with the Business;

WHEREAS, Fantex requires certain and executive managerial capabilities for strategic and tactical execution and planning;

WHEREAS, Fantex requires certain marketing and public relations capabilities;

WHEREAS, Holdings has personnel, facilities, data processing systems and expertise which can assist Fantex with such administrative, management and marketing matters; and

WHEREAS, Fantex wishes to engage the services of Holdings and Holdings wishes to be retained by Fantex to provide certain services in accordance with the terms of this Agreement.

AGREEMENT

NOW THEREFORE the parties covenant and agree as follows:

1.             Definitions.  In this Agreement, unless the context otherwise requires:

(a)           “Affiliate” means, with respect to a party, any firm, corporation, partnership, limited liability partnership, limited liability company, or other entity that now or in the future, directly controls, is controlled with or by or is under common control with a party.  For purposes of the foregoing, “control” means:  (a) where applicable, ownership directly of 50% or more of the voting power to elect directors thereof; or otherwise (b) the power to direct the management of such entity.

(b)           “Agreement” means this Management including all recitals and exhibits.

(c)           “Service” means any one or more of the management and administrative services available from Holdings and described on Exhibit A hereto and as requested by Fantex of Holdings from time to time.

2.             Interpretation.  In this Agreement, unless the context otherwise requires:

(a)           words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and any aggregate of persons;

(b)           all references to “party” or “parties” refer to the parties to this Agreement;

(c)           references to a Section or exhibit are to a Section of or exhibit to this Agreement;

(d)           any reference to a statute or regulation refers to that statute or regulation as amended or re-enacted from time to time;

(e)           where a period of time is prescribed, dated or calculated from a date or event, the time shall be calculated excluding such date, or the date on which such event occurred;

(f)            any reference to cancellation or termination shall be interpreted as preserving all of the rights, obligations and liabilities existing, arising, accrued or accruing at or prior to the time of such cancellation or termination; and

(g)           all monetary amounts are in the lawful currency of the United States.

3.             Engagement and Term.

(a)           Fantex hereby retains the services of Holdings and Holdings agrees to provide the Services to Fantex in accordance with and subject to the terms of this Agreement.

(b)           The engagement shall commence upon the consummation of the initial public offering of securities of Fantex pursuant to an effective registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Effective Date”) and continue until December 31, 2014 unless earlier terminated pursuant to this Agreement; provided, that this engagement will automatically renew for successive periods of one year thereafter until terminated by either party on written notice not less than three-months prior to the next December 31.  Notwithstanding the foregoing, Fantex may terminate any specific Service and/or this Agreement, without penalty, with 30 days prior written notice to Holdings.  Holdings may terminate any specific Service and/or this Agreement with 180 days prior written notice to Fantex provided that if Fantex, using its commercially reasonable efforts, is unable to either perform the Services itself or enter into a reasonable arrangement with a third party to perform the Services that Fantex is unable perform itself, then Fantex will so notify Holdings and Holdings will continue to perform such Services for an additional period of 180 days.

(c)           A party may terminate this Agreement by giving to the other party written notice of such termination upon the other party’s (a) material breach of any material term (subject to the other party’s right to cure such breach within 30 days (or ten business days in the case of a payment breach) after receipt of such notice); or (b) insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other party.

4.             Provision of Services.

(a)           Holdings shall provide to Fantex the Services as requested by Fantex from time to time.

(b)           Holdings shall ensure that its systems properly support the Services and that its personnel (whether employees or contractors) are appropriately trained and capable to deliver the Services to Fantex accurately, timely and in a professional manner.  Holdings and each such person assisting Holdings shall devote sufficient time and attention to the Services to ensure that all requested assistance is given in a commercially reasonable manner.

(c)           Holdings agrees that, if requested by Fantex, Holdings will enter into a reasonable service level agreement with Fantex regarding one or more of the Services.

5.             Confidentiality.

(a)           For purposes hereof, “Confidential Information” of a party shall mean all information or material that (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such.  Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information received from the other party.

(b)           Unless otherwise provided under this Section, each party agrees to hold the other party’s Confidential Information in strict confidence in perpetuity.  The parties agree not to make each other’s Confidential Information available in any form to any person or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement.  Each party agrees to take all reasonable steps to ensure that Confidential Information of either party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement.  This Section 5 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the parties.

(c)           In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.  To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order or demand, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure.

(d)           Holdings’ Confidential Information shall remain the sole and exclusive property of Holdings, and Fantex’s Confidential Information shall remain the sole and exclusive property of Fantex.

(e)           Each party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information.

6.             Title to Intellectual Property.

(a)           The parties agree that any Intellectual Property developed by or on behalf of Holdings following the Effective Date for the primary purpose of providing the Services to Fantex and any Intellectual Property of Fantex made available to Holdings in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by or on behalf of Holdings, are and shall remain the sole property of Fantex.  Holdings agrees not to use Intellectual Property of Fantex for any purpose other than in connection with the provision of Services.  To the extent that Holdings uses its own Intellectual Property in connection with providing the Services and such Intellectual Property was developed either prior to the Effective Date or following the Effective Date for a purpose other than the provision of the Services, such Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of Holdings.  For purposes of this section 6, the term “Intellectual Property” means all data, information, look and feel, user interface, tools, software, trademarks, copyright, technologies, business processes, know-how and other intellectual property and proprietary information of a party.

(b)           Subject to trademark use policies and procedures established by Holdings from time to time, Holding hereby grants to Fantex and Fantex hereby accepts a perpetual, exclusive, transferable right and license to use the U.S. Trademark Application Serial No. 85/876365 for FANTEX and U.S. Trademark Application Serial No. 85/867620 for the X Logo, both in Classes 35 and 36 (individually and collectively, the “Trademarks”) in connection with the operation of the Fantex’s business, as now conducted or as may be conducted in the future.  This grant includes all rights that Holdings now has or may in the future acquire anywhere in the world.  All goodwill arising from Fantex’s use of the Trademarks shall inure solely and singularly to the benefit of Holdings, and Fantex will make no claim of right, entitlement or interest in the Trademarks, except such rights as are licensed hereunder.

7.             Indemnities.

(a)           Fantex shall indemnify, defend and hold harmless Holdings and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Holdings Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Holdings Indemnified Parties (other than as to any claim brought by Fantex against Holdings) arising from, relating to, or in any way connected with (i) Fantex’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Holdings,  or (ii) any act or omission by Fantex which is in violation of any provision of this Agreement or any applicable laws or regulations.

(b)           Holdings shall indemnify, defend and hold harmless Fantex and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Fantex Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Fantex Indemnified Parties (other than as to any claim brought by Holdings against Fantex) arising from, relating to, or in any way connected with (i) Holdings’ breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Fantex,  or (ii) any act or omission by Holdings which is in violation of any provision of this Agreement or any applicable laws or regulations.

(c)           Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed.  The indemnifying party shall be entitled to control the defense of any action, provided that the indemnified party may participate in any such action with counsel of its choice at its own expense.  The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense.  No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

(d)           EXCEPT IN CONNECTION WITH (I) ANY ACT OF FRAUD OR INTENTIONAL WRONG-DOING BY A PARTY, (II) ANY CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 7, OR (III) ANY CLAIM THAT ARISES OUT OF A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8.             Cost for Services.

(a)           In consideration of the Services provided by Holdings to Fantex as detailed in this Agreement, Fantex shall pay Holdings an amount equal to 5% of the gross cash received by Fantex pursuant to its brand contracts, if any, for any quarterly period (the “Service Fee”), as reported in its periodic reports pursuant to the Securities Exchange Act of 1934, as amended, for such period filed with the Securities and Exchange Commission (each, a “Periodic Report”).  The parties may negotiate a change to the

Service Fee in good faith from time to time to the extent that the parties believe that the Service Fee is not reasonably related to the actual cost of Services in any fiscal year.

(b)           Fantex shall, within 30 days after the filing of a Periodic Report for any period deliver to Holdings an invoice showing the Service Fee for the prior quarterly period covered by the Periodic Report and on or about the time of the delivery of such invoice shall pay Holdings an amount equal to the Service Fee for such period .

(c)           Upon request, Holdings will provide to Fantex for any period an invoice for actual costs and all disbursements made on Fantex’s behalf during such quarterly period, which shall be accompanied by reasonable documentation or explanation supporting such charges.

9.             Notices.

(a)           All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement (collectively referred to as “notices”) shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by e-mail, facsimile, or other means of electronic communication, to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner.  Any notice so personally delivered shall be considered to have been validly and effectively given on the date of such delivery.  Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt.  Any notice so sent by e-mail, facsimile, or other means of electronic communication shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent.  If the party giving any demand, notice or other communication knows or should reasonably know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

To Fantex at:

330 Townsend Street, Suite 234

San Francisco, California 94107

Attention:  Fantex, Inc. — Chief Financial Officer

To Holdings at:

330 Townsend Street, Suite 234

San Francisco, California 94107

Attention:  Fantex Holdings, Inc. — Chief Financial Officer

10.          Audit Rights.   Each party shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit the other party’s records relating to such other party’s performance hereunder to ensure compliance with this Agreement.  Any audit will be conducted not more than one time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities; provided, however, that in the event of an underpayment of more than five percent, the foregoing limit of one audit per year shall be expanded to one per calendar quarter.  If Fantex is found not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent of such obligations for any calendar month, then Fantex shall reimburse Holdings for all reasonable costs associated with Holdings’ audit.  Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

11.          Assignment.  Neither party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Any assignment contrary to the foregoing shall be void.  Notwithstanding the foregoing, either party may assign this Agreement in whole (but not in part) to any parent, Affiliate, subsidiary or successor upon not less than 30 days prior written notice to the other party.

12.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

13.          Arbitration.  Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Costs of AAA will be shared equally by both parties.

14.          Force Majeure.  Neither party shall be liable for any delay or failure in performance under this Agreement arising out of a cause beyond its reasonable control or without its fault or negligence.  Such causes may include, but are not limited to fires, floods, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of declared or undeclared war, acts of regulatory agencies, or national disasters.

15.          Independent Contractor.  The parties are independent contractors.  Nothing in this Agreement shall be construed to create a joint venture, partnership, an agency relationship, or any other form of joint enterprise between the parties.  Neither party has the authority, without the other party’s prior written approval, to bind or commit the other party in any way.

16.          Entire Agreement.  This Agreement and any attachments hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind, and every nature between them.  This Agreement shall not be changed, modified or amended except in writing and signed by both parties.

This Agreement amends and restates in its entirety the Administrative Services Agreement previously entered into by the parties on April 1, 2013, which agreement is hereby terminated.

17.          Severability.  If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon Fantex and Holdings and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

18.          Waiver.  The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

19.          Third Party Beneficiaries.  No third party is a third-party beneficiary to this Agreement.

20.          Headings.  The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written to be effective as of the Effective Date.

FANTEX HOLDINGS, INC.		FANTEX, INC.

By:	/s/ David Mullin	By:	/s/ Cornell “Buck” French

Name:	David Mullin	Name:	Cornell “Buck” French

Title:	Chief Financial Officer	Title:	Chief Executive Officer

Exhibit A

SERVICES

Type of Service		General Description of Services that Holdings will make available to Fantex

1.	IT	Lease/use of hardware
Lease/use of software
Data transmission services
Data center and security
Development
PC support/Desktop services
Network support
Technical support
Security and risk management PCI compliance

2.	Customer Support	Utilization of customer support center

3.	Brand Management and Other Support Operations	General management supervision, strategy, planning & direction Executive management and other personnel General marketing

4.	Facilities	Office space and administration (including lease negotiations)/use of furniture
Security
Utilities
Telephones
Email
Mail

5.	HR	Payroll
Payroll tax return preparation
Benefit Plans (including pension plan)
Stock plan administration

6.	Tax	Income and non-income tax planning and compliance (domestic and international)
Income and non-income tax return preparation and administration
Sales tax compliance/local business licenses

7.	Accounting	General ledger
US GAAP accounting consultation
Sub-ledger accounting
Account reconciliation

Accounts receivable
Accounts payable processing
Coordination of audit regarding Fantex’s financial statements
Sarbanes Oxley compliance consultation
Internal audit matters

8.	Treasury	Bank account set up/maintenance
Cash management/investment services
Letters of credit

9.	Insurance	Commercial and general liability insurance
Workers compensation insurance
Directors and Officers’ liability insurance

10.	Other	Any other services reasonably requested from time to time